EXHIBIT 21.1
SUBSIDIARIES OF QLOGIC CORPORATION
NetXen, Inc. (Delaware)
NetXen Systems (India) Private Limited (India)
QLGC Limited (d/b/a QLogic Ireland) (Ireland)
QLogic Germany GmbH (Germany)
QLogic Hong Kong Limited (Hong Kong)
QLogic (India) Private Limited (India)
QLogic International Holdings, Inc. (Delaware)
QLogic International Ltd. (Bermuda)
QLogic Luxembourg S.a.r.l. (Luxembourg)
QLogic Roseville, Inc. (California)
QLogic Singapore Private Limited (Singapore)
QLogic Storage Network Infrastructure (Beijing) Co., Ltd. (China)
QLogic Switch Products, Inc. (Minnesota)
QLogic System Interconnect Group, Inc. (Delaware)
QLogic (UK) Limited (United Kingdom)
SilverStorm Technologies, Inc. (Delaware)